Exhibit 99.1

Contact:
Shelly Whitaker, APR

shelly.whitaker
@advanceautoparts.com

Direct	540-561-8452
Fax	540-561-6445

Advance Auto Parts Announces Organizational Changes

ROANOKE, Va., May 25, 2007 - Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, batteries, accessories and maintenance items, today announced that Elwyn G. Murray, III, has assumed additional responsibilities and will now serve as Executive Vice President, Merchandising, Supply Chain and Technology, effective immediately.

“In this new role, Elwyn will have responsibility for merchandising, marketing and store operations support in addition to retaining his current responsibilities for logistics, information technology , risk management and corporate purchasing,” said Jack Brouillard, interim Chairman, President and CEO. “Elwyn played a key role in our strategic review and has the vision, commitment and capability to drive the implementation of our key growth initiatives. One of his key objectives will be to enhance our parts availability and coverage.”

Mr. Murray joined Advance in April 2005 as Executive Vice President, Administration. Prior to joining the Company, Mr. Murray served as Senior Vice President of Store Operations for Food Lion, based in Salisbury, North Carolina, with whom he was employed for 16 years. He received both his Bachelor of Science in Business and Accounting and MBA from Wake Forest University, Winston-Salem, North Carolina.

ADVANCE AUTO PARTS ANNOUNCES LEADERSHIP CHANGE
May 25, 2007

In conjunction with this management change, Dave Mueller has resigned as Executive Vice President, Merchandising and Marketing. Mr. Mueller joined Advance in March 2003 and has held his current position since November 2004.

“We would like to thank Dave for his many contributions and wish him the best in future endeavors,” stated Brouillard.

About Advance Auto Parts
Headquartered in Roanoke, Va., Advance Auto Parts is the second-largest retailer of automotive aftermarket parts, accessories, batteries, and maintenance items in the United States, based on store count and sales. As of April 21, 2007, the Company operated 3,150 stores in 40 states, Puerto Rico, and the Virgin Islands. The Company serves both the do-it-yourself and professional installer markets.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company's products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, acts of terrorism, availability of suitable real estate, dependence on foreign suppliers and other factors disclosed in the Company's 10-K for the fiscal year ended December 30, 2006, on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results described in these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them, as more information becomes available.

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